Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 31, 2020, Canopy Growth Corporation (“Canopy”, “we”, “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, no par value (“Common Shares”).

The following description of our Common Shares is a summary and does not purport to be complete. It is based on and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2020, of which this Exhibit 4.1 is a part.

Description of Common Shares

Authorized Capital Shares: Our authorized capital shares consists of an unlimited number of Common Shares. The primary trading markets of exchange for our Common Shares are the New York Stock Exchange and the Toronto Stock Exchange, under the trading symbols “CGC” and “WEED”, respectively.

Voting Rights: Holders of our Common Shares are entitled to receive notice of and to attend all meetings of shareholders to be convened by Canopy. Each holder of our Common Shares is entitled to one vote per Common Share held on all matters voted on by the shareholders, either in person or by proxy. At any meeting of shareholders, every matter brought before such meeting shall, unless otherwise required by our Articles of Incorporation, Bylaws or by applicable law, be determined by the affirmative vote of the majority of the votes cast on the matter. Our Common Shares do not have cumulative voting rights.

Dividends and Liquidation Rights: Holders of Common Shares are entitled to receive dividends, if any, as may be declared by our board of directors in its discretion, out of funds legally available for the payment of dividends. Holders of Common Shares are entitled to share ratably in all assets of Canopy legally available for distribution to holders of Common Shares in the event of liquidation, dissolution or winding-up of Canopy, whether voluntary or involuntary.

Other Rights and Preferences: There are no sinking fund, preemptive, conversion, redemption or exchange rights attached to our Common Shares.

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc.

Foreign Ownership of Our Common Shares

There is no limitation imposed by our Articles of Incorporation or Bylaws on the right of non-Canadian residents to hold our Common Shares or exercise voting rights on our Common Shares. The following provides a brief summary of certain limitations imposed by Canadian laws on the rights of non-Canadian residents to hold our Common Shares or exercise voting rights on our Common Shares, but should not be deemed to be comprehensive or complete in any part, and any such holder or potential holder of our Common Shares should undertake a more thorough review of such applicable laws, or consult the advice or services of a qualified expert or professional.

Competition Act: Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (“Commissioner”), to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition prevents or lessens, or is likely to prevent or lessen, competition substantially.

This legislation also requires any person or persons who intend to acquire more than 20% of our Common Shares or, if such person or persons already own more than 20% of our Common Shares prior to the acquisition, more than 50% of our Common Shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

Investment Canada Act: Under the Investment Canada Act an “acquisition of control” of a Canadian business by a “non-Canadian” (as determined pursuant to the Investment Canada Act) involving the “acquisition of control” are either (i) subject to review prior to completion (a “Reviewable Transaction”) or (ii) subject to a requirement to submit a notification in prescribed form with the responsible Canadian federal government department or departments not later than 30 days after closing (a “Notifiable Transaction”) An investment will be a Reviewable Transaction where the applicable financial threshold is met. Subject to certain exemptions, a Reviewable Transaction may not be implemented until an application for review has been filed and the responsible Minister or Ministers of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act.

The Investment Canada Act contains various rules to determine if there has been an “acquisition of control” by a non-Canadian. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

The Investment Canada Act, also includes a discretionary national security review regime which allows the federal government to review a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada” where the federal government believes that the investment by a non-Canadian could be “injurious to national security”. No financial threshold applies to a national security review. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. A national security review may occur on a pre- or post-closing basis.

Certain Canadian Income Tax Considerations for U.S. Shareholders

The following summarizes, as of the date of filing, certain Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980), as amended (the “Convention”) to the holding and disposition of our Common Shares.

This summary is restricted to beneficial owners of our Common Shares each of whom, at all relevant times and for purposes of the Canadian Tax Act and the Convention: (i) is neither resident nor deemed to be resident in Canada; (ii) is resident solely in the United States and is entitled to benefits of the Convention; (iii) does not use or hold, and is not deemed to use or hold, our Common Shares in, or in the course of, carrying on a business in Canada; (iv) deals at arm’s length with and is not affiliated with us; (v) holds our Common Shares as capital property; and (vi) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) or an insurer that carries on business in Canada and elsewhere (each such holder, a “U.S. Resident Holder”). Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, does not acquire, hold or dispose of (or is not deemed to have acquired, held or disposed of) our Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade, and does not hold or use (or is not deemed to hold or use) our Common Shares in the course of carrying on a business.

This summary is based upon the current provisions of the Canadian Tax Act and the Convention in effect as of the date hereof, and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date of filing. This summary does not anticipate or take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, except specific proposals to amend the Canadian Tax Act publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed. This summary does not take into account any other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those set out herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended and should not be construed as legal or tax advice to any particular U.S. Resident Holder. Accordingly, prospective purchasers or holders of our Common Shares are urged to consult their own tax advisors with respect to their own particular circumstances.

Taxation of Dividends: Under the Canadian Tax Act, dividends paid or credited, or deemed to be paid or credited, to a U.S. Resident Holder on our Common Shares will be subject to Canadian withholding tax at a rate of 25% of the gross amount of such dividends, unless the rate is reduced under the Convention. Under the Convention, the rate of withholding tax on dividends applicable to U.S. Resident Holders who are entitled to benefits under the Convention and beneficially own the dividends is generally reduced to 15% (or to 5% if the U.S. Resident Holder is a company that owns at least 10% of the voting shares of Canopy) of the gross amount of such dividends.

Disposition of Common Shares: Generally, a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such U.S. Resident Holder on a disposition or deemed disposition of our Common Shares unless our Common Shares constitute “taxable Canadian property” of the U.S. Resident Holder and are not “treaty-protected property” (each as defined in the Canadian Tax Act). Our Common Shares will not be “taxable Canadian property” to a holder provided that, at the time of the disposition or deemed disposition, the Common Shares are listed on a “designated stock exchange” for purposes of the Canadian Tax Act (which currently includes the NYSE and the TSX), unless at any time during the 60-month period immediately preceding the disposition of the Common Shares the following two conditions are met concurrently: (a) (i) the U.S. Resident Holder, (ii) persons with whom the U.S. Resident Holder did not deal at arm’s length, (iii) partnerships in which the U.S. Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) any combination of the persons and partnerships described in (i) through (iii), owned 25% or more of the issued shares of any class or series of the capital stock of Canopy; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Canadian Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists). In certain circumstances set out in the Canadian Tax Act, the Common Shares may be deemed to be “taxable Canadian property”.

Even if the Common Shares are taxable Canadian property to a U.S. Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares will not be subject to tax under the Canadian Tax Act provided that the value of such Common Shares is not derived principally from real property situated in Canada (within the meaning of the Convention).

A U.S. Resident Holder contemplating a disposition of our Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.